Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors

Arena Resources, Inc.

As independent certified public accountants, we hereby consent to the use of our report dated January 20, 2004, with respect to the financial statements of Arena Resources, Inc. and the use of our report dated April 23, 2004, with respect to the statements of oil and gas revenues and direct operating costs of the East Hobbs San Andres Property interests acquired for the years ended December 31, 2003 and 2002, in the Registration Statement of Arena Resources, Inc. on Form SB-2 (File No. 333-113712). We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/S/    HANSEN, BARNETT & MAXWELL

HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah

July 23, 2004